    As filed with the Securities and Exchange Commission on February 14, 2002

                                                     Registration No. 333-76144
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                        Pre-effective Amendment No. 2 to

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            ------------------------

                                  FINDWHAT.COM
             (Exact name of Registrant as specified in its charter)

             Nevada                              7379                             88-0348835
  (State or other jurisdiction       (Primary Standard Industrial              (I.R.S. Employer
of incorporation or organization)     Classification Code Number)             Identification No.)

                            ------------------------


                               121 W. 27th Street
                            New York, New York 10001
                                 (212) 255-1500
                   (Address, including zip code, and telephone
                  number, including area code, of Registrant's
                          principal executive offices)

                            ------------------------

                    Phillip R. Thune, Chief Operating Officer
                             Chief Financial Officer
                                  FindWhat.com
                               121 W. 27th Street
                            New York, New York 10001
                                 (212) 255-1500
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                            ------------------------

                          Copies of Correspondence to:

                              John B. Pisaris, Esq.
                       Porter, Wright, Morris & Arthur LLP
                        41 South High Street, Suite 2800
                              Columbus, Ohio 43215
                                 (614) 227-2025
                              (614) 227-2100 (fax)
                            jpisaris@porterwright.com

                            ------------------------

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the box. [ ]

If any of the securities being registered on this Form are offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than the securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________

If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

===============================================================================
The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
==============================================================================


                 SUBJECT TO COMPLETION, DATED FEBRUARY 14, 2002


                             PRELIMINARY PROSPECTUS
                                4,228,012 SHARES

                                  FINDWHAT.COM
                               121 W. 27TH STREET
                            NEW YORK, NEW YORK 10001
                                 (212) 255-1500

                                  COMMON STOCK

                           --------------------------


         This prospectus may be used only by the stockholders listed under the section entitled "selling stockholders" in this prospectus for their resale of up to 4,228,012 shares of our common stock. The 4,228,012 shares are shares of our common stock held by these stockholders and shares which they will receive upon exercise of stock purchase warrants or options. The common stock offered by this prospectus may be offered by the selling stockholders from time to time in transactions reported on the NASDAQ SmallCap Market, in negotiated transactions, or otherwise, or by a combination of these methods, at fixed prices which may be changed, at market prices at the time of sale, at prices related to market prices or at negotiated prices. We will not receive any proceeds from the sale of the shares by the selling stockholders.


         Our shares are traded on the Nasdaq SmallCap Market under the symbol "FWHT." On February 12, 2002, the last reported sale of our common stock on the Nasdaq SmallCap Market was $4.79 per share.



         YOU SHOULD CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 4 BEFORE PURCHASING OUR COMMON STOCK.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                           --------------------------


                 The date of this prospectus is ________, 2002.

THIS PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT FINDWHAT.COM THAT IS NOT INCLUDED OR DELIVERED WITH THIS DOCUMENT. THIS INFORMATION IS DESCRIBED IN GREATER DETAIL IN THE SECTION OF THIS PROSPECTUS ENTITLED "WHERE YOU CAN FIND MORE INFORMATION." IN ADDITION, THE INFORMATION IS AVAILABLE WITHOUT CHARGE UPON A WRITTEN OR ORAL REQUEST TO FINDWHAT.COM, 121 W. 27TH STREET, NEW YORK, NEW YORK 10001, ATTENTION: INVESTOR RELATIONS, (212) 255-1500.

                                TABLE OF CONTENTS

                                                    PAGE
                                                    ----

Table of Contents................................     2

Prospectus Summary...............................     3

Risk Factors.....................................     4

Where You Can Find More Information..............    13

Forward-Looking Statements.......................    14

The Company......................................    14

Use of Proceeds..................................    15

Selling Stockholders.............................    15

Plan of Distribution.............................    16

Description of Capital Stock.....................    17

Experts..........................................    19

Legal Matters....................................    19

Indemnification for Securities Act Liabilities...    19

                               PROSPECTUS SUMMARY


         The following summary highlights selected information from this prospectus and may not contain all the information that is important to you. To understand our business and this offering fully, you should read this entire prospectus carefully, along with the more detailed information and financial statements and the notes to the financial statements appearing elsewhere in this prospectus or incorporated by reference in this prospectus, before you decide whether to participate in this offering. When we refer in this prospectus to the "Company," "we," "us," and "our," we mean FindWhat.com, a Nevada corporation, together with our subsidiaries and their respective predecessors. This prospectus contains forward-looking statements and information relating to FindWhat.com. See "Forward Looking Statements" on page 14.


         This prospectus covers the resale of 4,228,012 shares of the Company's common stock by Rupinder S. Sidhu, Merion Partners, L.P., The Sidhu Family Foundation, Frederick E. Guest II, Guest Capital, LLC, Andrew Lessman, Abraham Salaman, Lynn Dixon, Alan R. Cohen, Dailyn H. Alderman, Bruce G. Beasley and Teresa B. Beasley, Martin Stein, George G. Beasley, Jerry Hill Rollover IRA, Patrick M. Flaharty, Kim Dinkel, Bill B. Berke, Alexander M. Eaton, Ken Natiss, Solomon Aflalo, Jonathan Kenton, Trinity American Corp, Charles Schwab FBO
Mike Faith IRA and Blank Rome Comisky & McCauley LLP. Collectively these selling shareholders beneficially own 5,152,250 shares of our common stock which includes warrants to purchase 1,429,462 shares of our common stock.


         The shares of our common stock may be offered from time to time by the selling shareholders. We will pay all expenses of the registration. However, any brokers' or underwriters' fees or commissions will be paid by the selling shareholders. We will not receive any proceeds from the sale of the shares of common stock by the selling shareholders.

         The selling shareholders' have not advised us of any specific plans for the distribution of the shares covered by this prospectus. However, we anticipate that the shares will be sold from time to time primarily in transactions on the NASDAQ SmallCap Market at the then current market price, although sales may also be made in negotiated transactions or otherwise. The selling shareholders and the brokers and dealers through whom the sale of the shares may be made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 and their commissions or discounts and other compensation may be regarded as underwriters' compensation. See "Plan of Distribution" on page 16.

                                  RISK FACTORS

BUSINESS RISKS

         The Company desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The following factors have affected or could affect the Company's actual results and could cause such results to differ materially from those expressed in any forward-looking statements made by the Company. Investors should consider carefully the following risks and speculative factors inherent in and affecting the business of the Company and an investment in the Company's common stock. Factors that might cause such a difference include, but are not limited to, those discussed below.

OUR BUSINESS IS DIFFICULT TO EVALUATE BECAUSE WE HAVE A LIMITED OPERATING HISTORY AND HAVE ONLY RECENTLY LAUNCHED OUR FINDWHAT.COM SEARCH ENGINE.

         We began offering search engine optimization marketing services through our BeFirst.com service in March 1998, and in September 1999 we commercially launched FindWhat.com, our bid-for-position search engine. Accordingly, we have a limited relevant operating history upon which an investor can make an evaluation of the likelihood of our success. An investor in our securities must consider the uncertainties, expenses and difficulties frequently encountered by companies such as ours that are in the early stages of development. An investor should consider the likelihood of our future success to be highly speculative in light of our limited operating history, as well as the problems, limited resources, expenses, risks and complications frequently encountered by similarly situated companies in the early stages of development, particularly companies in new and rapidly evolving markets, such as e-commerce. To address these risks, we must, among other things:

-        maintain and increase our client base;

-        implement and successfully execute our business and marketing strategy;

-        continue to develop and upgrade our technology;

-        continually update and improve our service offerings and features;

-        provide superior customer service;

-        respond to industry and competitive developments; and

-        attract, retain and motivate qualified personnel.

We may not be successful in addressing these risks. If we are unable to do so, our business, prospects, financial condition and results of operations would be materially and adversely affected.

WE HAVE LIMITED MARKETING EXPERIENCE; THE SUCCESS OF OUR FINDWHAT.COM SEARCH ENGINE IS DEPENDENT UPON OUR ABILITY TO ESTABLISH ONLINE MARKETING RELATIONSHIPS.

         We have limited marketing experience and limited financial, personnel and other resources to undertake extensive marketing activities. Our ability to generate revenue from our FindWhat.com search engine is dependent upon our ability to attract advertisers and generate traffic to our advertisers' Web sites. If we are unable to enter into additional agreements to generate significant traffic to our advertisers' Web sites on commercially acceptable terms, or are unable to implement successfully current agreements which drive traffic to our advertisers' Web sites, it could have a material adverse effect on our business, prospects, financial condition and results of operations.

OUR PRINCIPAL COMPETITOR MAY HAVE PATENT RIGHTS WHICH COULD PREVENT US FROM OPERATING OUR FINDWHAT.COM SEARCH ENGINE IN ITS PRESENT FORM.

         Our principal competitor, Overture Services, Inc. purports to be the owner of a United States patent that was issued on July 31, 2001 entitled "System and method for influencing a position or a search result list generated by a computer network search engine." Additionally, Overture Services has announced it acquired an issued patent that may apply to our current bid-for position business model. Overture Services has advised us that they believe our current bid-for-position business model infringes their patents; however, we believe that we do not infringe any valid and enforceable claim of the patents. On January 17, 2001, we filed a complaint to challenge Overture's patents in the District Court for the Southern District of New York. Subsequently Overture commenced litigation against us in the District Court for the Central District of California in Los Angeles, alleging that we are infringing their patents. Our patent litigation with Overture Services may be time-consuming, expensive, and result in the diversion of our time and attention. Accordingly, such patent litigation could negatively impact our business, even if we prevail. If it is determined that our bid-for-position business model infringes one or more valid and enforceable claims of the patents held by Overture Services, our business, prospects, financial condition and results of operations could be materially and adversely affected and we could be subject to damages and forced to obtain a license from Overture Services or revise our business model. We can offer no assurance that a license would be available on acceptable terms or at all, or that we will be able to revise our business model economically, efficiently or at all.

WE PARTIALLY DEPEND ON THIRD PARTIES FOR CERTAIN SOFTWARE AND INTERNET SERVICES FOR OUR FINDWHAT.COM SEARCH ENGINE.

         We partially depend on third-party software to operate our FindWhat.com search engine. Although we believe that several alternative sources for this software are available, any failure to obtain and maintain the rights to use such software would have a material adverse effect on our business, prospects, financial condition and results of operations. We also are dependent upon third parties to provide Internet services to allow us to connect to the Internet with sufficient capacity and bandwidth so that our FindWhat.com search engine can function properly and our FindWhat.com Web site can handle current and anticipated traffic. We currently have contracts with Sprint, UUNet and KMC Telecom for these services. Any restrictions or interruption in our connection to the Internet would have a material adverse effect on our business, prospects, financial condition and results of operations.

WE RELY ON INTERNALLY DEVELOPED SYSTEMS WHICH MAY PUT US AT A COMPETITIVE DISADVANTAGE.

         We use internally developed systems for a portion of our search engine request processing software. We developed these systems primarily to increase the number of appropriate search results for each search request made on our Web site and for customer service. A significant amount of manual effort may be required to update these systems if our competitors develop superior search methods. This manual effort is time-consuming and costly and may place us at a competitive disadvantage when compared to competitors with more efficient systems. We intend to upgrade and expand our search request processing systems and to integrate newly-developed and purchased modules with our existing systems in order to improve the efficiency of our search methods and support increased transaction volume, although we are unable to predict whether these upgrades will improve our competitive position when compared to our competitors.

OUR MANAGEMENT TEAM IS RELATIVELY NEW; MANY OF OUR EMPLOYEES HAVE RECENTLY JOINED US AND MUST BE INTEGRATED INTO OUR OPERATIONS.

         Some of our officers have no prior senior management experience in public companies. In three years we have grown to approximately 70 employees; our new employees include a number of key managerial, technical, financial, marketing and operations personnel who have not yet been fully integrated into our operations; and we expect to add additional key personnel in the near future. Our failure to fully integrate our new employees into our operations could have a material adverse effect on our business, prospects, financial condition and results of operations.

WE MAY HAVE DIFFICULTY ATTRACTING AND RETAINING QUALIFIED, HIGHLY SKILLED PERSONNEL.

         We expect the expansion of our business to place a significant strain on our limited managerial, operational and financial resources. We will be required to expand our operational and financial systems significantly and to expand, train and manage our work force in order to manage the expansion of our operations. We will need to attract and retain highly qualified, technical personnel in order to maintain and update our products and services and meet our business objectives. Competition for such personnel is intense. We may not be successful in attracting and retaining such qualified technical personnel on a timely basis, on competitive terms, or at all. If we are unable to attract and retain the necessary technical personnel, it would have a material and adverse effect on our business, prospects, financial condition and results of operations.

CURRENT CAPACITY CONSTRAINTS MAY REQUIRE US TO EXPAND OUR NETWORK INFRASTRUCTURE AND CUSTOMER SUPPORT CAPABILITIES.

         Our ability to provide high-quality customer service largely depends on the efficient and uninterrupted operation of our computer and communications systems in order to accommodate any significant increases in the numbers of advertisers using our services and the search queries and paid click-throughs we receive. We believe we will be required to expand our network infrastructure and customer support capabilities to support an anticipated expanded number of search queries and paid click-throughs. Any such expansion will require us to make significant upfront expenditures for servers, routers, computer equipment and additional Internet and intranet equipment and to increase bandwidth for Internet connectivity. Any such expansion or enhancement will need to be completed and integrated without system disruptions. Failure to expand our network infrastructure or customer service capabilities either internally or through third parties, if and when necessary, would materially adversely affect our business, prospects, financial condition and results of operations.

OUR TECHNICAL SYSTEMS ARE VULNERABLE TO INTERRUPTION AND DAMAGE.

         A disaster could interrupt our services for an indeterminate length of time and severely damage our business, prospects, financial condition and results of operations. Our systems and operations are vulnerable to damage or interruption from fire, floods, power loss, telecommunications failures, break-ins, sabotage, computer viruses, penetration of our network by unauthorized computer users and "hackers" and similar events. The occurrence of a natural disaster or unanticipated problems at our technical operations facility could cause material interruptions or delays in our business, loss of data or render us unable to provide services to customers. Failure to provide the data communications capacity we require, as a result of human error, natural disaster or other operational disruptions could cause interruptions in our service and Web sites. The occurrence of any or all of these events could adversely affect our business, prospects, financial condition and results of operations.

WE MAY BE UNABLE TO OBTAIN THE INTERNET DOMAIN NAMES THAT WE HOPE TO USE.

         The Internet domain name we are using for our search engine Web site is "FindWhat.com." We believe that this domain name is an extremely important part of our business. We may desire, or it may be necessary in the future, to use other domain names in the United States and abroad. Governmental authorities in different countries may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. These new domains may allow combinations and similar domain names that may be confusingly similar to our own. Also, we may be unable to acquire or maintain desired and relevant domain names in all countries in which we will conduct business. In addition, there are other substantially similar domain names which are registered by companies which may compete with us. There can be no assurance that potential users and advertisers will not confuse our domain name with other similar domain names. If that confusion occurs,

-        we may lose business to a competitor,

-        have to adjust our advertising rates and service fees accordingly, and

- some users of our services may have negative experiences with other companies on their Web sites that those users erroneously associate with us.

WE MAY BE UNABLE TO PROMOTE AND MAINTAIN OUR BRANDS.

         We believe that establishing and maintaining the brand identities of our services is a critical aspect of attracting and expanding a large client base. Promotion and enhancement of our brands will depend largely on our success in continuing to provide high quality service. If businesses do not perceive our existing services to be of high quality, or if we introduce new services or enter into new business ventures that are not favorably received by businesses, we will risk diluting our brand identities and decreasing their attractiveness to existing and potential customers.

         In order to attract and retain customers and to promote and maintain brands in response to competitive pressures, we may also have to increase substantially our financial commitment to creating and maintaining a distinct brand loyalty among our customers. If we incur significant expenses in an attempt to improve our services or to promote and maintain our brands, our business, prospects, financial condition and results of operations could be materially adversely affected. Moreover, any brand identities we establish may be diluted as a result of any inability to protect our service marks or domain names, which could have a material adverse effect on our business, prospects, financial condition and results of operations.

OUR INTELLECTUAL PROPERTY RIGHTS MAY NOT BE PROTECTABLE OR OF SIGNIFICANT VALUE IN THE FUTURE.

         We depend upon confidentiality agreements with certain of our employees, consultants and subcontractors to maintain the proprietary nature of our technology. These measures may not afford us sufficient or complete protection, and others may independently develop know-how and services similar to ours, otherwise avoid our confidentiality agreements or produce patents and copyrights that would materially and adversely affect our business, prospects, financial condition, and results of operations.

         Legal standards relating to the validity, enforceability and scope of protection of certain intellectual property rights in Internet-related industries are uncertain and still evolving. The steps we take to protect our intellectual property rights may not be adequate to protect our future intellectual property. Third parties may also infringe or misappropriate any copyrights, trademarks, service marks, trade dress and other proprietary rights we may have. Any such infringement or misappropriation could have a material adverse effect on our business, prospects, financial condition and results of operations.

         We own a federal service mark registration for "Be1st." We have also filed an application to register "FindWhat.com" as a servicemark. If other companies also claim the words "Be1st" or "FindWhat.com," we may be required to become involved in litigation or incur additional expense. Effective service mark, copyright and trade secret protection may not be available in every country in which our services are distributed or made available through the Internet.

         The process and technology we use to operate the FindWhat.com search engine is critical to the success of our business. In February 2000, we filed a patent application for our FindWhat.com search engine with the United States Patent and Trademark Office. This application is currently pending. Our patent application may be rejected and we may be unable to prevent third parties from infringing on our proprietary rights. Further, our principal competitor has been granted a patent which may cover our business model and has acquired an issued patent that may be applicable to our business model. See "Our principal competitor may have patent rights which could prevent us from operating our FindWhat.com search engine in its present form."

         In addition, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. We may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights, which may result in the dilution of the brand identity of our services. See "We may be unable to promote and maintain our brands."

         Our current and future business activities may infringe upon the proprietary rights of others, and third parties may assert infringement claims against us. Any such claims and resulting litigation could subject us to significant liability for damages and could result in the invalidation of our proprietary rights. Even if not meritorious, such claims could be time-consuming, expensive to defend and could result in the diversion of our management's time and attention. In addition, this diversion of managerial resources could have a material adverse effect on our business, prospects, financial condition and results of operations.

PROVIDERS OF INTERNET SEARCH ENGINES COULD ACT TO IMPEDE THE OPERATION OF OUR BEFIRST SERVICE.

         The success of our BeFirst service depends on our ability to stay current with changes in search engine technologies. The providers of Internet search engines could alter the configuration of their search engines in new ways to make it more difficult for providers of optimization services to modify their systems to accommodate rapid changes in search engine technology. Our proprietary software programs track the historical patterns of change in the search engine technologies of various providers of Internet search engines. If these providers were to alter significantly and continually these historical patterns, and our software was unable to track effectively these changes, our ability to provide this service could be materially and adversely affected. The inability to provide this service could materially adversely affect our business, prospects, financial condition and results of operations.

WE DEPEND ON THE EFFORTS OF OUR KEY PERSONNEL.

         Our success is substantially dependent on the performance of our senior management and key technical personnel. In particular, our success depends substantially on the continued efforts of Craig A. Pisaris-Henderson, our Chief Executive Officer and President, and Phillip R. Thune, our Chief Operating Officer and Chief Financial Officer. Currently, we do not have key person life insurance on Messrs. Pisaris-Henderson or Thune and we may be unable to obtain such insurance in the near future due to high cost or other reasons. We believe that the loss of the services of any of our executive officers or other key employees could have a material adverse effect on our business, prospects, financial condition and results of operations.

OUR CHARTER DOCUMENTS LIMIT THE LIABILITY OF OUR DIRECTORS AND OFFICERS.

         Our articles of incorporation contain provisions which limit the personal liability of our directors and officers for monetary damages arising from a breach of their fiduciary duties as directors or officers. In addition, our by-laws require us to indemnify any person who is or was involved in any manner, or who is threatened to be involved, in any pending or completed action or proceeding, including a derivative action brought by us or in our name, by reason of the fact that such person is or was a director, officer, employee or agent of ours, or was serving at our request as an officer, director, employee or agent of another entity, enterprise or employee benefit plan, against all liabilities and expenses actually and reasonably incurred by such person in connection with any such action or proceeding.

OUR ARTICLES OF INCORPORATION AUTHORIZE US TO ISSUE ADDITIONAL SHARES OF STOCK.

         We are authorized to issue up to 50,000,000 shares of common stock which may be issued by our board of directors for such consideration as they may consider sufficient without seeking stockholder approval. The issuance of additional shares of common stock in the future will reduce the proportionate ownership and voting power of current stockholders.

         Our Articles of Incorporation also authorize us to issue up to 500,000 shares of preferred stock, the rights and preferences of which may be designated by our board of directors. These designations may be made without stockholder approval. The designation and issuance of preferred stock in the future could create additional securities which would have dividend and liquidation preferences prior in right to the outstanding shares of common stock. These provisions could also impede a non-negotiated change in control.

WE DO NOT INTEND TO PAY FUTURE CASH DIVIDENDS.

         We currently do not anticipate paying cash dividends on our common stock at any time in the near future. We may never pay cash dividends or distributions on our common stock. Any credit agreements which we may enter into with institutional lenders may restrict our ability to pay dividends. Whether we pay cash dividends in the future will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements and any other factors that the board of directors decides is relevant.

THE MARKET PRICE OF OUR SECURITIES MAY BE VOLATILE.

         From time to time the market price of our common stock may experience significant volatility. Our quarterly results, failure to meet analysts' expectations, patents issued or not issued to us or our competitors, announcements by us or our competitors regarding acquisitions or dispositions, loss of existing clients, new procedures or technology, litigation, changes in general conditions in the economy and general market conditions could cause the market price of the common stock to fluctuate substantially. In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the trading prices of equity securities of many technology and Internet companies. Frequently, these price and volume fluctuations have been unrelated to the operating performance of the affected companies. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. This type of litigation, regardless of the outcome, could result in substantial costs and a diversion of management's attention and resources, which could materially adversely affect our business, prospects, financial condition and results of operations.

SIGNIFICANT ADDITIONAL DILUTION WILL OCCUR IF OUTSTANDING OPTIONS AND WARRANTS ARE EXERCISED.

         As of September 30, 2001 we also have outstanding stock options under our 1999 Stock Incentive Plan to purchase approximately 2.3 million shares of common stock at a weighted average exercise price of $2.10 and warrants and non-plan options to purchase approximately 2.8 million shares of common stock at a weighted average exercise price of $3.28 per share. To the extent these options or warrants are exercised, our stockholders will experience further dilution. In addition, in the event that any future financing should be in the form of, be convertible into, or exchangeable for, equity securities, and upon the exercise of options and warrants, investors may experience additional dilution.

WE FACE SUBSTANTIAL AND INCREASING COMPETITION.


         We may face increased pricing pressure for the sale of paid listings, advertisements and direct marketing opportunities, which could materially adversely affect our business, prospects, financial condition and results of operations. Our competitors may have or obtain certain intellectual property rights which may interfere or prevent the use of our bid-for-position business model. The market for Internet-based marketing services is relatively new, intensely competitive and rapidly changing. Since the advent of search engine optimization services on the Internet, the number of companies offering services similar to our BeFirst.com service has proliferated due to, among other reasons, the absence of substantial barriers to entry. This competition may further continue to intensify. Such increased competition may lead to reductions in market prices for search engine optimization marketing and sales. Our principal competitor in the bid-for-position search engine aspect of our business is Overture Services. We also compete against providers of Web directories and search and information services, such as those provided by America Online, Yahoo and Alta Vista. Our principal competitors in our BeFirst.com search engine optimization business are Did-it.com and WebsiteResults.com, and our principal competitors in our search engine submission business are Submit-it.com, NetMechanic, WorldSubmit, and SubmitWizard, each of which may have a longer operating history, a larger customer base, greater brand recognition and may have greater financial, marketing and other resources than we have.


         Additionally, in pursuing acquisition opportunities we may compete with other companies with similar growth strategies, certain of which may be larger and have greater financial and other resources than we have. Competition for these acquisition targets will likely also result in increased prices of acquisition targets and a diminished pool of companies available for acquisition.

         We have filed for one patent and have only a limited amount of other proprietary technology that would preclude or inhibit competitors from entering the paid listings market or the search engine optimization and submission markets. Therefore, we must rely on the skill of our personnel and the quality of our client service. The costs to develop and provide e-commerce services are relatively low. Therefore, we expect that we will continually face additional competition from new entrants into the market in the future, and we are subject to the risk that our employees may leave us and may start competing businesses, notwithstanding non-competition agreements. The emergence of these enterprises could have a material adverse effect on our business, prospects, financial condition and results of operations.

WE MAY NOT BE ABLE TO ADAPT AS THE INTERNET, ELECTRONIC COMMERCE, INTERNET ADVERTISING AND CUSTOMER DEMANDS CONTINUE TO EVOLVE.

         We may not be able to adapt as the Internet, electronic commerce, Internet advertising and customer demands continue to evolve. Our failure to respond in a timely manner to changing market conditions or client requirements would have a material adverse effect on our business, prospects, financial condition and results of operations. The Internet e-commerce and the Internet advertising industry are characterized by:

-        rapid technological change;

-        changes in user and customer requirements and preferences;

- frequent new product and service introductions embodying new technologies; and

- the emergence of new industry standards and practices that could render proprietary technology and hardware and software infrastructure obsolete.

Our success will depend, in part, on our ability to:

- enhance and improve the responsiveness and functionality of our bid-for-position search engine;

- license or develop technologies useful in our business on a timely basis, enhance our existing services and develop new services and technology that address the increasingly sophisticated and varied needs of our prospective or current customers; and

- respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

INTERNET SECURITY POSES RISKS TO OUR ENTIRE BUSINESS.

         The process of e-commerce aggregation by means of our hardware and software infrastructure involves the transmission and analysis of confidential and proprietary information of the advertiser, as well as our own confidential and proprietary information. The compromise of our security or misappropriation of proprietary information could have a material adverse effect on our business, prospects, financial condition and results of operations. We rely on encryption and authentication technology licensed from other companies to provide the security and authentication necessary to effect secure Internet transmission of confidential information, such as credit and other proprietary information. Advances in computer capabilities, new discoveries in the field of cryptography or other events or developments may result in a compromise or breach of the technology used by us to protect client transaction data. Anyone who is able to circumvent our security measures could misappropriate proprietary information or cause material interruptions in our operations. We may be required to expend significant capital and other resources to protect against security breaches or to minimize problems caused by security breaches. To the extent that our activities or the activities of others involve the storage and transmission of proprietary information, security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability. Our security measures may not prevent security breaches. Our failure to prevent these security breaches may have a material adverse effect on our business, prospects, financial condition and results of operations.

OUR FUTURE SUCCESS WILL DEPEND ON CONTINUED GROWTH IN THE USE OF THE INTERNET.

         Our future success will depend substantially upon continued growth in the use of the Internet to support the sale of our advertising services and acceptance of e-commerce transactions on the Internet. As this is a new and rapidly evolving industry, the ultimate demand and market acceptance for Internet-related services is subject to a high level of uncertainty. Significant issues concerning the commercial use of the Internet and online services technologies, including security, reliability, cost, ease of use and quality of service remain unresolved and may inhibit the growth of Internet business solutions that utilize these technologies. In addition, the Internet or other online services could lose their viability due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, or due to increased governmental regulation. In the event that the use of the Internet and other online services does not continue to grow or grows more slowly than we expect, or the Internet does not become a commercially viable marketplace, our business, prospects, financial condition and results of operations would be materially adversely affected.

THE MARKET FOR OUR SERVICES IS UNCERTAIN AND IS STILL EVOLVING.

         Internet marketing and advertising, in general, and advertising through priority placement in an Internet search engine, in particular, are at early stages of development, are evolving rapidly and are characterized by an increasing number of market entrants. Our future revenues and any future profits are substantially dependent upon the widespread acceptance and use of the Internet and other online services as an effective medium of commerce by merchants and consumers. Rapid growth in the use of, and interest in, the Internet, the Web, and online services is a recent phenomenon, and may not continue on a lasting basis. In addition, customers may not adopt, and continue to use, the Internet and other online services as a medium of commerce. The demand and market acceptance for recently introduced services is generally subject to a high level of uncertainty. Most potential advertisers have only limited experience advertising on the Internet and have not devoted a significant portion of their advertising expenditures to Internet advertising. If this trend continues, the market for our existing services, which are dependent upon increased Internet advertising, may be adversely affected, which in turn will have a material adverse effect on our business, prospects, financial condition or results of operations.

WE WILL NEED TO KEEP PACE WITH RAPID TECHNOLOGICAL CHANGE IN THE INTERNET SEARCH AND ADVERTISING INDUSTRIES.

         In order to remain competitive, we will be required continually to enhance and improve the functionality and features of our existing FindWhat.com search engine and BeFirst.com services which could require us to invest significant capital. If our competitors introduce new products and services embodying new technologies, or if new industry standards and practices emerge, our existing services, technology and systems may become obsolete and we may not have the funds or technical know-how to upgrade our services, technology and systems. If we face material delays in introducing new services, products and enhancements, our users may forego the use of our services and select those of our competitors, in which event, our business, prospects, financial condition and results of operations could be materially adversely affected.

WE WILL NEED TO CONTINUE TO UNDERSTAND AND KEEP PACE WITH SEARCH ENGINE TECHNOLOGY.

         The success of our BeFirst.com services depends on our ability to understand search engine technology. Consequently, we will be required to remain current with any new technologies used in search engines, in order to continue to be able to provide our BeFirst.com services.

         We use internally developed proprietary systems for our BeFirst.com services. If we are unable to modify our systems to accommodate necessary changes in search engine technology which effect optimization or submission, the result could be unanticipated disruptions, slower retail response times, impaired quality of optimization and submission, degradation in customer service and delays in reporting accurate financial information. These events could result in a material adverse effect on our business, prospects, financial condition and results of operations.

REGULATORY AND LEGAL UNCERTAINTIES COULD HARM OUR BUSINESS.

         We are not currently subject to direct regulation by any government agency other than laws or regulations applicable generally to e-commerce. Due to the increasing popularity and use of the Internet and other online services, federal, state and local governments may adopt laws and regulations, or amend existing laws and regulations, with respect to the Internet or other online services covering issues such as user privacy, pricing, content, copyrights, distribution and characteristics and quality of products and services. In 1998, the United States Congress established the Advisory Committee on Electronic Commerce which is charged with investigating, and making recommendations to Congress regarding, the taxation of sales by means of the Internet. Furthermore, the growth and development of the market for e-commerce may prompt calls for more stringent consumer protection laws and impose additional burdens on companies conducting business online. The adoption of any additional laws or regulations may decrease the growth of the Internet or other online services, which could, in turn, decrease the demand for our services and increase our cost of doing business, or otherwise have a material adverse effect on our business, prospects, financial condition and results of operations. Moreover, the relevant governmental authorities have not resolved the applicability to the Internet and other online services of existing laws in various jurisdictions governing issues such as property ownership and personal privacy and it may take time to resolve these issues definitively. Any new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and other online services could have a material adverse effect on our business, prospects, financial condition and results of operations.

IMPLEMENTATION OF OUR FINDWHAT.COM SERVICE AND OUR BEFIRST.COM SERVICES FOR SOME CLIENTS MAY INFRINGE ON INTELLECTUAL PROPERTY RIGHTS OF OTHERS.


         In implementing our FindWhat.com service and our BeFirst.com services, we utilize promotional material generated by our clients and our editing staff to promote Web sites. From time to time, third parties have advised that the use of certain keywords in our FindWhat.com service and our search engine optimization services have infringed on their intellectual property rights. Although the terms and conditions of our services provide that our clients are responsible for infringement of intellectual property rights of others arising out of the use of keywords or content on their Web sites, our involvement in disputes regarding these claims could be time-consuming, expensive to defend and could result in the diversion of our management's time and attention, which could have a material adverse effect on our business, prospects, financial condition and results of operations.


WE CANNOT PREDICT OUR FUTURE CAPITAL NEEDS AND WE MAY NOT BE ABLE TO SECURE ADDITIONAL FINANCING.

         Although we have no material long-term commitments for capital expenditures, we anticipate an increase in capital expenditures consistent with anticipated growth of operations, infrastructure and personnel. We currently anticipate that the net proceeds from our private placements, together with cash flows from operations will be sufficient to meet the anticipated liquidity needs for working capital and capital expenditures over the next 12 months. In the future, we may seek additional capital through the issuance of debt or equity depending upon results of operations, market conditions or unforeseen opportunities. Our future liquidity and capital requirements will depend upon numerous factors. The pace of expansion of our operations will affect our capital requirements. We may also have increased capital requirements in order to respond to competitive pressures. In addition, we may need additional capital to fund acquisitions of complementary products, technologies or businesses. Our forecast of the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement that involves risks and uncertainties and actual results could vary materially as a result of the factors described above. As we require additional capital resources, we will seek to sell additional equity or debt securities or obtain a bank line of credit. The sale of additional equity or convertible debt securities could result in additional dilution to existing stockholders. There can be no assurance that any financing arrangements will be available in amounts or on terms acceptable to us, if at all.

                       WHERE YOU CAN FIND MORE INFORMATION

     This prospectus incorporates documents by reference which are not presented in or delivered with this prospectus. You should rely only on the information contained in this document or to documents that we have referred you to. We have not authorized anyone to provide you with any additional information.

     The following documents, which have been filed by us with the Securities and Exchange Commission (SEC file number 0-27331), are incorporated by reference into, and considered to be a part of, this prospectus:

         Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000, filed with the Securities and Exchange Commission on April 2, 2001; and

         Our Proxy Statement for the Annual Meeting of Stockholders to be held June 11, 2001, filed with the Securities and Exchange Commission on April 30, 2001.


         Our quarterly reports on Form 10-QSB for the quarter ended March 31, 2001, filed with the Commission on May 15, 2001, for the quarter ended June 30, 2001, filed with the Commission on August 3, 2001, and for the quarter ended September 30, 2001, filed with the Commission on November 14, 2001; and


         Our current report on Form 8-K dated and filed with the Commission on May 15, 2001; our current report on Form 8-K dated and filed with the Commission on June 6, 2001; our current report on Form 8-K dated and filed with the Commission on July 23, 2001; our current report on Form 8-K dated September 6, 2001, filed with the Commission on September 7, 2001; our current report on Form 8-K dated September 25, 2001, filed with the Commission on September 26, 2001; our current report on Form 8-K dated October 8, 2001, filed with the Commission on October 9, 2001; our current report on Form 8-K dated October 22, 2001, filed with the Commission on October 23, 2001; our current report on Form 8-K dated and filed with the Commission on December 4, 2001; our current report on Form 8-K dated and filed with the Commission on January 23, 2002, our current report on Form 8-K dated January 24, 2002 and filed with the Commission on January 29, 2002; and our current report on Form 8-K dated February 12, 2002 and filed with the Commission on February 14, 2002.



         In addition, all documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to termination of the offering of the common stock offered hereby shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the respective date of filing of such documents with the Securities and Exchange Commission.

         Any statement contained herein, or any document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement and this prospectus to the extent that a statement contained herein, or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of the registration statement or this prospectus. All information appearing in this prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference. This prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents (other than exhibits thereto, unless such exhibits are specifically incorporated by reference in such documents) are available without charge, upon written or oral request by any person to whom this prospectus has been delivered, by directing such request to FindWhat.com, 121 W. 27th Street, New York, New York 10001, Attention: Phillip R. Thune, Chief Operating Officer, Chief Financial Officer, telephone (212) 255-1500.

     We must comply with the informational requirements of the Securities Exchange Act of 1934 and its rules and regulations. Under the Securities Exchange Act of 1934, we must file reports, proxy statements, and other information with the Securities and Exchange Commission. Copies of these reports, proxy statements, and other information can be inspected and copied at:

     Public Reference Room
     Securities and Exchange Commission
     450 Fifth Street, N.W.
     Washington, D.C. 20549

or at the public reference facilities of the regional offices of the Commission at:

     500 West Madison Street
     Suite 1400
     Chicago, Illinois  60661-2511

     or

     233 Broadway
     New York, New York  10279

     You may obtain information on the operation of the Public Conference Room by calling the Commission at 1-800-SEC-0330. You may also obtain copies of our materials by mail at prescribed rates from the Public Reference Room at the address noted above. Finally, you may obtain these materials electronically by accessing the Commission's home page on the Internet at http://www.sec.gov.

     Our common stock is listed on the Nasdaq SmallCap Market. Accordingly, reports and other information concerning us should be available for inspection and copying at the offices of:

     The Nasdaq Stock Market
     1735 K Street, N.W.,
     Washington, D.C. 20006-1504

     We have filed a registration statement on Form S-3 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to our common stock to be offered by this prospectus. This prospectus constitutes our prospectus filed as part of the registration statement. This prospectus does not contain all of the information set forth in the registration statement because selected parts of the registration statement are omitted in accordance with the Commission's rules and regulations. The registration statement and its exhibits are available for inspection and copying as set forth above.

     All information contained in this prospectus regarding FindWhat.com was supplied by us, and all information contained in this prospectus regarding the selling stockholders was supplied by the respective selling stockholders. Neither FindWhat.com, nor the selling stockholders can warrant the accuracy or completeness of information relating to the other party.

                           FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including, among other things:

- general economic and business conditions, both nationally and in our markets,

-        our history of losses,

- our expectations and estimates concerning future financial performance, financing plans and the impact of competition,

-        our ability to implement our growth strategy,

-        anticipated trends in our business,

-        advances in technologies, and

-        other risk factors set forth under "Risk
         Factors" in this prospectus.

         In addition, in this prospectus, we use words such as "anticipates", "believes", "plans", "expects", "future", "intends" and similar expressions to identify forward-looking statements.

         We undertake no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.



                                   THE COMPANY


         We are a developer and marketer of performance-based advertising services for the Internet. Our clients pay us for each visitor we deliver to their Web sites. Currently, we offer two such proprietary services:
FindWhat.com, a bid-for-position search engine which distributes its listings to third-party Web sites, and BeFirst.com RankPro, a search engine optimization service. We also offer a search engine submission service, BeFirst.com SearchPro. Our focus is to:

-        drive qualified traffic to Internet Web sites, and

- ensure that Internet users find what they are looking for when "surfing the Web."

Our services are designed to connect consumers and businesses that are most likely to purchase specific goods and services to the businesses that provide those goods and services.

         The FindWhat.com search engine allows Internet users to enter a word, phrase or plain English query describing what they want to locate on the Internet. They can enter their query through the search box located at www.FindWhat.com or through the search areas of any of our distribution partners. Our search engine then displays a selection of Web sites related to that query. Through our open, automated bidding process, advertisers can determine the placement of their listings in response to any given query. This is accomplished by allowing our advertisers to submit bids for the amount they will pay for each visitor who clicks-through to their Web sites. The highest bidder receives the first listing, with all other bidders listed in descending bid order. Each advertiser pays us the amount of its bid whenever a consumer clicks on the advertiser's listing in the FindWhat.com search results. We believe that the FindWhat.com search engine is an efficient system for advertisers - they pay only for prospects that come to their site. They can insure that those prospects are qualified by picking only those keywords that are most relevant to their business. Advertisers can choose exactly how much they are willing to pay per prospect, thereby maintaining precise control over the placement of their listings in the FindWhat.com search results and their cost of customer acquisition. Unlike traditional online advertising alternatives, which charge based on impressions or page views, our advertisers only pay for performance, defined as a visitor who reaches their Web site. We distribute our search results to many third-party search engines, including CNET's Search.com, and InfoSpace's MetaCrawler and Dogpile, and share with them the revenue we generate from click-throughs on our results by their users. These third-party sites show our results to provide more varied listings to their users and to derive additional revenue from their traffic. Our FindWhat.com search listing paid click-through revenue is determined by multiplying the number of click-throughs on paid search results by the amounts bid for applicable keywords.

         Our BeFirst.com RankPro search engine optimization service assists Web sites to achieve higher placements on search results on over 300 third-party search engines. We are able to achieve this for our clients through our understanding of search engine algorithms and constant monitoring of search engine behavior. Our BeFirst.com RankPro service enhances the probability that our clients' Web sites will appear in search results served in response to a user's inquiry on a particular keyword, as well as being placed higher in the ranking in the search results. This service generates revenue from initial set-up fees charged to new clients and from performance-based fees our clients pay for third-party search engine users who get to their Web sites as a result of our efforts. BeFirst.com RankPro performance-based fees are determined by multiplying the number of click-throughs to a client's Web sites, or registrations on those Web sites, as a result of our efforts by the amount we charge per click-through or registration. BeFirst.com RankPro's largest client is eBay.

         The second service offered by BeFirst.com is the SearchPro search engine submission service. SearchPro submits information about our clients' Web sites on a regular basis to over 1,000 third-party search engines, which is integral to achieving and maintaining listings in the search results of these search engines. Our BeFirst.com SearchPro service derives revenue from one-time set-up fees and residual monthly submission fees or from an annual fee.


         We were organized under the laws of the State of Nevada under the name Collectibles America, Inc. in October 1995. We discontinued our business operations and transferred our assets to satisfy liabilities in 1997. In June 1999, we acquired 1,000 shares of common stock of BeFirst Internet Corporation, which was organized under the laws of the State of Delaware in March 1998, representing all of its outstanding capital stock. These shares were acquired from the holders in exchange for our issuance of 8,750,000 shares of our common stock. As a result of the exchange of stock, the stockholders of BeFirst Internet Corporation acquired control of us and BeFirst Internet Corporation became our wholly owned subsidiary. We changed our corporate name to BeFirst.com at the time of the acquisition. In September 1999, we changed our corporate name to FindWhat.com. At the time of our acquisition of BeFirst Internet Corporation, it had been in the business of developing and offering search engine optimization services to Internet advertisers.

                                 USE OF PROCEEDS

         The proceeds from the sale of the shares offered by this prospectus will be received directly by the selling stockholders. We will not receive any proceeds from the sale of the shares. We may, however, receive the exercise price for any warrants which are exercised by the selling stockholders not utilizing the cashless exercise method. We will use any funds we receive for general working capital purposes.

                              SELLING STOCKHOLDERS


         The 4,228,012 shares of our common stock described in this prospectus includes 1,429,462 shares which may be issued to the selling stockholders upon exercise of their warrants or options. Except for the ownership of the common stock and the warrants (and any shares upon conversion or exercise thereof) and our relationships with Rupinder S. Sidhu and Frederick E. Guest II, who act as Directors of the Company, Blank Rome Comisky & McCauley LLP which provides legal services to us from time to time and Andrew Lessman, who acts as a consultant to us from time to time, the selling stockholders have not had a material relationship with us within the past three years. The shares of common stock are being registered to permit public secondary trading of the shares, and the selling stockholders may offer the shares for resale from time to time. See "Plan of Distribution."


         As required by our agreements with the selling stockholders, in recognition of the fact that selling stockholders may wish to be legally permitted to sell their shares of common stock or shares of common stock acquired upon exercise of the warrants, we have filed with the Commission under the Securities Act a registration statement on Form S-3, of which this prospectus forms a part, with respect to the resale of the shares of common stock by the selling stockholders from time to time on the Nasdaq SmallCap Market or in privately-negotiated transactions.


         Information regarding beneficial ownership of our common stock by the selling stockholders as of February 14, 2002 follows. The table assumes that the selling stockholders sell all shares offered under this prospectus. We can make no assurance as to how many of the shares offered that the selling stockholders will in fact sell.



                            NUMBER           PERCENTAGE
                              OF                OF              NUMBER
                            SHARES            COMMON              OF
                          BENEFICIALLY         STOCK            SHARES
                            OWNED              OWNED            BEING
NAME OF SELLING             BEFORE             BEFORE           OFFERED
  STOCKHOLDER              OFFERING           OFFERING          HEREBY

Rupinder S. Sidhu          1,687,500(1)           9.7%       1,687,500(1)
Frederick E. Guest II        768,550(2)           4.6%         768,550(2)


Andrew Lessman             1,469,238(3)          8.6%         550,000
Abraham Salaman               37,500(4)          *             37,500
Alan R. Cohen                 50,000(5)          *             50,000
Darilyn H. Alderman          100,000(6)          *            100,000
Bruce G. Beasley              25,000(7)          *             25,000
  Teresa B. Beasley
Martin Stein                  25,000(8)          *             25,000
George G. Beasley             25,000(9)          *             25,000
Jerry Hill Rollover IRA       50,000(10)         *             50,000
Patrick M. Flaharty          150,000(11)         *            150,000
Kim Dinkel                    25,000(12)         *             25,000
Bill B. Berke                 50,000(13)         *             50,000
Alexander M. Eaton            95,000(14)         *             95,000
Ken Natiss                    27,000(15)         *             25,000
Solomon Aflalo                15,000(16)         *             15,000
Jonathan Kenton              460,000(17)         2.8%         460,000
Trinity American Corp         28,750(18)         *             28,750
Charles Schwab FBO Mike       60,500(19)         *             57,500
  Faith IRA
Blank Rome Comisky &
  McCauley LLP                 3,212(20)         *              3,212


*        less than 1%

(1) Includes 650,000 shares directly owned by Mr. Sidhu of which 375,000 shares may be acquired by exercising stock purchase warrants. Also includes 750,000 shares owned by Merion Partners, L.P., an affiliate of Mr. Sidhu, of which 375,000 shares may be acquired by exercising stock purchase warrants; and 287,500 shares owned by The Sidhu Family Foundation, of which 37,500 may be acquired by exercising stock purchase warrants.

(2) Includes 122,150 shares directly owned by Mr. Guest of which 15,000 shares may be acquired by exercising stock purchase warrants. Also includes 646,400 shares owned by Guest Capital, LLC, an affiliate of Mr. Guest, of which 75,000 shares may be acquired by exercising stock purchase warrants.


(3) Includes 125,000 shares which may be acquired by exercising stock purchase warrants.

(4) Includes 37,500 shares which may be acquired by exercising stock purchase warrants.

(5) Includes 25,000 shares which may be acquired by exercising stock purchase warrants.

(6) Includes 50,000 shares which may be acquired by exercising stock purchase warrants.

(7) Includes 12,500 shares which may be acquired by exercising stock purchase warrants.

(8) Includes 25,000 shares which may be acquired by exercising stock purchase warrants.

(9) Includes 12,500 shares which may be acquired by exercising stock purchase warrants.

(10) Includes 25,000 shares which may be acquired by exercising stock purchase warrants.

(11) Includes 50,000 shares which may be acquired by exercising stock purchase warrants.

(12) Includes 12,500 shares which may be acquired by exercising stock purchase warrants.

(13) Includes 25,000 shares which may be acquired by exercising stock purchase warrants.

(14) Includes 50,000 shares which may be acquired by exercising stock purchase warrants.

(15) Includes 12,500 shares which may be acquired by exercising stock purchase warrants.

(16) Includes 15,000 shares which may be acquired by exercising stock purchase warrants.

(17) Includes 60,000 shares which may be acquired by exercising stock purchase warrants.

(18) Includes 3,750 shares which may be acquired by exercising stock purchase warrants.

(19) Includes 7,500 shares which may be acquired by exercising stock purchase warrants.

(20) Includes 3,212 shares which may be acquired by exercising stock options.


PLAN OF DISTRIBUTION

         Although we have not been advised of any selling stockholders' plans to do so, the selling stockholders may sell the shares from time to time in transactions in over-the-counter transactions reported on the Nasdaq SmallCap Market, in negotiated transactions, or otherwise, or by a combination of these methods, at fixed prices which may be changed, at market prices at the time of sale, at prices related to market prices or at negotiated prices. A selling stockholder shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time. The selling stockholders may effect these transactions by selling the shares to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the shares for whom the broker-dealer may act as an agent or to whom they may sell the shares as a principal, or both. The compensation to a particular broker-dealer may be in excess of customary commissions.

          Broker-dealers and the selling stockholders who act in connection with the sale of the shares may be underwriters. Profits on any resale of the shares as a principal by such broker-dealers and selling stockholders and any commissions received by such broker-dealers may be underwriting discounts and commissions under the Securities Act.

         Any broker-dealer participating in transactions as agent may receive commissions from a selling stockholder and, if they act as agent for the purchaser of the shares, from the purchaser. Broker-dealers may agree with a selling stockholder to sell a specified number of shares at a stipulated price per share and, to the extent a broker-dealer is unable to do so acting as agent for the selling stockholder, to purchase as principal any unsold shares at a price required to fulfill the broker-dealer commitment to the selling stockholder. Broker-dealers who acquire shares as a principal may resell the shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and may pay to or receive from the purchasers of the shares commissions computed as described above. To the extent required under the Securities Act, a supplemental prospectus will be filed, disclosing:

-        the name of the broker-dealers;

-        the number of shares involved;

-        the price at which the shares are to be sold;

- the commissions paid or discounts or concessions allowed to the broker-dealers, where applicable;

- that broker-dealers did not conduct any investigation to verify the information in this prospectus, as supplemented; and

-        other facts material to the transaction.

         Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the shares may not simultaneously engage in market making activities with the common stock for a period beginning when the person becomes a distribution participant and ending upon the person's completion of participation in a distribution, including stabilization activities in the common stock to effect covering transactions, to impose penalty bids or to effect passive market making bids. In addition, we and the selling stockholders will be subject to applicable provisions of the Exchange Act, including Rule 10b-5 and to the extent we and the selling stockholders are distribution participants, Regulation M. These rules and regulations may affect the marketability of the shares.

         The selling stockholders will pay any commissions associated with the sale of the shares. The shares offered by this prospectus are being registered to comply with contractual obligations, and we have paid the expenses of the preparation of this prospectus. We have also agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act, or, if the indemnity is unavailable, to contribute toward amounts required to pay the liabilities.

                          DESCRIPTION OF CAPITAL STOCK

         Our authorized capital stock consists of 50,000,000 shares of common stock, $.001 par value per share, and 500,000 shares of preferred stock, $.001 par value per share. As of December 1, 2001, there were 16,616,802 shares of our common stock outstanding. As of December 1, 2001, the number of record holders of our common stock was 131. No shares of our preferred stock are outstanding.

COMMON STOCK

         Holders of common stock are entitled to share equally in all dividends and distributions that the board of directors, in its discretion, declares from legally available funds. No holder of common stock has a preemptive right to subscribe for any securities. No shares of common stock are subject to redemption or convertible into other securities. Upon our liquidation, dissolution or winding up, and after payment of creditors and preferred stockholders, if any, our assets will be divided pro-rata on a share-for-share basis among the holders of common stock. All shares of common stock now outstanding are validly issued, fully paid and nonassessable. Each share of common stock is entitled to one vote on all matters for which stockholders are required or permitted to vote. Holders of common stock do not have cumulative voting rights. The holders of more than 50% of the combined shares voting for the election of directors may elect all of the directors, if they choose to do so. In that event, holders of the remaining shares of common stock will not be able to elect any members to the board of directors.

PREFERRED STOCK

         We may issue preferred stock in one or more series and having the rights, privileges and limitations, including voting rights, conversion privileges and redemption rights, as may, from time to time, be determined by the board of directors. Preferred stock may be issued in the future in connection with acquisitions, financing or other matters as the board of directors deems appropriate. In the event that we determine to issue any shares of preferred stock, a certificate of designation containing the rights, privileges and limitations of this series of preferred stock shall be filed with the Secretary of State of the State of Nevada. The effect of this preferred stock is that our board of directors alone, and subject to Federal securities laws, applicable blue sky laws and Nevada law, may be able to authorize the issuance of preferred stock which could have the effect of delaying, deferring or preventing a change in control of us without further action by the stockholders, and may adversely affect the voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may also adversely affect the voting power of the holders of common stock, including the loss of voting control to others.

CERTAIN PROVISIONS OF NEVADA LAW

         Anti-Takeover Provisions. Nevada law provides that any agreement providing for the merger or consolidation for sale of all or substantially all of the assets of a corporation be approved by the owners of at least the majority of the outstanding shares of that corporation, unless a different vote is provided for in our Articles of Incorporation. Our Articles of Incorporation do not provide for a super-majority voting requirement in order to approve any such transactions. Nevada law also gives appraisal rights for certain types of mergers, plans of reorganization, or exchanges or sales of all or substantially all of the assets of a corporation. Under Nevada law, a stockholder does not have the right to dissent with respect to:

-        a sale of assets or reorganization, or

-        any plan of merger or any plan of exchange, if

- the shares held by the stockholder are part of a class of shares which are listed on a national securities exchange or the NASDAQ National Market System, or are held of record by not less than 2,000 stockholders, and

- the stockholder is not required to accept for his shares any consideration other than shares of a corporation that, immediately after the effective time of the merger or exchange, will be part of a class of shares which are listed on a national securities exchange or the Nasdaq National Market, or are held of record by not less than 2,000 holders.

         Control Share Acquisition Provision. Under Nevada law, when a person has acquired or offers to acquire one-fifth, one-third, or a majority of the stock of a corporation, a meeting of stockholders must be held after delivery of an "offeror's" statement, at the offeror's expense, so that the stockholders of the corporation can vote on whether the owner(s) of the shares proposed to be acquired (the "control shares") can exercise voting rights. Except as otherwise provided in a corporation's articles of incorporation, the approval of the owner(s) of a majority of the outstanding stock not held by the offerors is required so that the stock held by the offerors will have voting rights. The control share acquisition provisions are applicable to any acquisition of a controlling interest, unless the articles of incorporation or by-laws of a corporation in effect on the tenth day following the acquisition of a controlling interest by an acquiring person provide that the control share acquisition provisions do not apply. We have not elected out of the control share acquisition provisions of Nevada law.

         Combination Moratorium Provision. Nevada law provides that a corporation may not engage in any "combinations," which is broadly defined to include mergers, sales and leases of assets, issuances of securities and similar transactions, with an "interested stockholder" (defined as the beneficial owner of 10% or more of the voting power of the corporation) and certain affiliates or their associates for three years after an interested stockholder's date of acquiring the shares, unless the combination or the purchase of the shares by the interested stockholder is approved by the board of directors by the date the interested stockholder acquires the shares. After the initial three-year period, any combination must still be approved by majority of the voting power not beneficially owned by the interested stockholder or the interested stockholders, affiliates or associates, unless the aggregate amount of cash and the market value of the consideration other than cash that could be received by stockholders as a result of the combination is at least equal to the highest of:

         (a) the highest bid per share of each class or series of shares, including the common shares, on the date of the announcement of the combination or on the date the interested stockholder acquired the shares; or

         (b) for holders of preferred stock, the highest liquidation value of the preferred stock.

         Other Provisions. Under Nevada law, the selection of a period for achieving corporate goals is the responsibility of the directors. In addition, the officers, in exercising their respective powers with a view to the interests of the corporation, may consider:

         (a) the interests of the corporation's employees, suppliers, creditors, and customers;

         (b)      the economy of the state and the nation;

         (c)      the interests of the economy and of society; and

         (d) the long-term, as well as short-term, interests of the corporation and its stockholders, including the possibility that those interests may be best served by the continued independence of the corporation.

         The directors may resist any change or potential change of control of the corporation if the directors, by majority vote of a quorum, determine that a change or potential change is opposed to, or not in the best interests of, the corporation "upon consideration of the interest of the corporation's stockholders," or for one of the other reasons described above. The directors may also take action to protect the interests of the corporations' stockholders by adopting or executing plans that deny rights, privileges, powers, or authority to a holder of a specific number of shares or percentage of share ownership or voting power.

TRANSFER AGENT

         Our transfer agent and registrar is Interwest Transfer Co., Inc., 1981 East 4800 South, Salt Lake City, Utah 84117, telephone number (801) 272-9294.

                                     EXPERTS

         The financial statements as of December 31, 2000 and for the two years then ended incorporated by reference in this prospectus and in the registration statement have been audited by Grant Thornton LLP, independent certified public accountants, to the extent and for the periods set forth in their report and are incorporated by reference in reliance upon such report given on the authority of said firm as experts in auditing and accounting.

                                  LEGAL MATTERS

         The validity of the shares offered hereby has been passed upon for us by Porter, Wright, Morris &

Arthur LLP, 41 South High Street, Columbus, Ohio 43215. Partners and associates of Porter, Wright, Morris & Arthur LLP who participated in the preparation of this prospectus beneficially own 99,460 shares of our common stock.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Our Articles of Incorporation do not provide for the indemnification of a present or former director or officer. However, pursuant to Nevada Revised Statutes Section 78.750 and 78.751, we must indemnify any of our directors, officers, employees or agents who is successful on the merits or otherwise in defense of any action or suit. Such indemnification includes expenses, including attorney's fees actually or reasonably incurred. Nevada law also provides for discretionary indemnification for each person who serves as or at our request as our officer or director. We may indemnify such individuals against all costs, expenses, and liabilities incurred in a threatened, pending, or completed action, suit or proceeding brought because such individual is our director or officer. Such individual must have conducted himself in good faith and reasonably believed that his conduct was in, or not opposed to, our best interests. In a criminal action he must not have had a reasonable cause to believe his conduct was unlawful.

Our By-Laws Provide:

         Unless prohibited by Nevada law, we must indemnify any person who is or was involved in any manner (including, without limitation, as a party or a witness), or is threatened to be so involved, in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, including without limitation, any action, suit or proceeding brought by us or in our right to procure a judgment in our favor, by reason of the fact that he is or was our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise, against all expenses and liabilities actually and reasonably incurred by him in connection with any such action, suit or proceeding. The right to indemnification conferred by our by-laws shall be presumed to have been relied upon by our directors, officers, employees and agents and shall be enforceable as a contract right and inure to the benefit of heirs, executors and administrators of such individuals.

         Our board of directors is authorized, on our behalf, to enter into, deliver and perform agreements or other arrangements to provide any indemnitee with specific rights of indemnification in addition to the rights provided hereunder to the fullest extent permitted by Nevada Law. Such agreements or arrangements may provide:

                  (i) that the expenses of our officers and directors incurred in defending a civil or criminal action, suit or proceeding, must be paid by us as they are incurred and in advance of the final disposition of any such action, suit or proceeding provided that, if required by Nevada Law at the time of such advance, the officer or director provides an undertaking to repay such amounts if it is ultimately determined by a court of competent jurisdiction that such individual is not entitled to be indemnified against such expenses;

                  (ii) that the indemnitee shall be presumed to be entitled to indemnification under our by-laws or such agreement or arrangement and we will have the burden of proof to overcome that presumption;

                  (iii) for procedures to be followed by us and the indemnitee in making any determination of entitlement to indemnification or for appeals therefrom; and

                  (iv) for insurance or such other financial arrangements, all as may be deemed appropriate by the board of directors as the time of execution of such agreement or arrangement.

         We may, unless prohibited by Nevada Law, purchase and maintain insurance or make other financial arrangements on behalf of any indemnitee for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses. Such other financial arrangements may include:

-        the creation of a trust fund;

-        the establishment of a program of self-insurance;

- the securing of our obligation of indemnification by granting a security interest or other lien on any of our assets; or

-        the establishment of a letter of credit, guaranty or surety.

         The foregoing by-law provisions, as well as this provision, may be amended by our stockholders only by vote of the holders of 66 2/3% of the entire number of shares of each class, voting separately, of our outstanding capital stock (even though the right of any class to vote is otherwise restricted or denied), provided that no amendment or repeal of these by-law provisions will adversely affect the indemnification rights of any indemnitee existing at the time such repeal or amendment becomes effective.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and controlling persons pursuant to these provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON, OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN REGARDS TO THE OFFER MADE IN THIS PROSPECTUS. ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US, THE SELLING SHAREHOLDERS OR ANY UNDERWRITER, DEALER, OR AGENT. THIS PROSPECTUS ONLY OFFERS THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS IS NOT AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME AFTER THE DATE OF THIS PROSPECTUS.

                          -----------------------------

                        4,228,012 SHARES OF COMMON STOCK

                                  FINDWHAT.COM


                         -------------------------------

                                   PROSPECTUS


                   SUBJECT TO COMPLETION, DATED ________, 2002

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the expenses (other than the underwriting discounts and commissions and the Underwriter's Non-Accountable Expense Allowance) expected to be incurred in connection with the issuance and distribution of the securities being registered.

SEC Registration.................................    $ 5,265
Legal Fees and Expenses..........................    $20,000
Accounting Fees..................................    $10,000
Miscellaneous....................................    $ 2,000
                                                     -------

Total............................................    $37,265
                                                     =======


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Our Articles of Incorporation do not provide for the indemnification of a present or former director or officer. However, pursuant to Nevada Revised Statutes Section 78.750 and 78.751, we must indemnify any of our directors, officers, employees or agents who is successful on the merits or otherwise in defense of any action or suit. Such indemnification includes expenses, including attorney's fees actually or reasonably incurred. Nevada law also provides for discretionary indemnification for each person who serves as or at our request as our officer or director. We may indemnify such individuals against all costs, expenses, and liabilities incurred in a threatened, pending, or completed action, suit or proceeding brought because such individual is our director or officer. Such individual must have conducted himself in good faith and reasonably believed that his conduct was in, or not opposed to, our best interests. In a criminal action he must not have had a reasonable cause to believe his conduct was unlawful.

Our By-Laws Provide:

         Unless prohibited by Nevada law, we must indemnify any person who is or was involved in any manner (including, without limitation, as a party or a witness), or is threatened to be so involved, in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, including without limitation, any action, suit or proceeding brought by us or in our right to procure a judgment in our favor, by reason of the fact that he is or was our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise, against all expenses and liabilities actually and reasonably incurred by him in connection with any such action, suit or proceeding. The right to indemnification conferred by our by-laws shall be presumed to have been relied upon by our directors, officers, employees and agents and shall be enforceable as a contract right and inure to the benefit of heirs, executors and administrators of such individuals.

         Our board of directors is authorized, on our behalf, to enter into, deliver and perform agreements or other arrangements to provide any indemnitee with specific rights of indemnification in addition to the rights provided hereunder to the fullest extent permitted by Nevada Law. Such agreements or arrangements may provide:

                  (i) that the expenses of our officers and directors incurred in defending a civil or criminal action, suit or proceeding, must be paid by us as they are incurred and in advance of the final disposition of any such action, suit or proceeding provided that, if required by Nevada Law at the time of such advance, the officer or director provides an undertaking to repay such amounts if it is ultimately determined by a court of competent jurisdiction that such individual is not entitled to be indemnified against such expenses;

                 (ii) that the indemnitee shall be presumed to be entitled to indemnification under our by-laws or such agreement or arrangement and we will have the burden of proof to overcome that presumption;

                (iii) for procedures to be followed by us and the indemnitee in making any determination of entitlement to indemnification or for appeals therefrom; and

                (iv) for insurance or such other financial arrangements, all as may be deemed appropriate by the board of directors as the time of execution of such agreement or arrangement.

         We may, unless prohibited by Nevada Law, purchase and maintain insurance or make other financial arrangements on behalf of any indemnitee for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses. Such other financial arrangements may include:

                  -        the creation of a trust fund;

                  -        the establishment of a program of self-insurance;

                  - the securing of our obligation of indemnification by granting a security interest or other lien on any of our assets; or

                  - the establishment of a letter of credit, guaranty or surety.

         The foregoing by-law provisions, as well as this provision, may be amended by our stockholders only by vote of the holders of 66 2/3% of the entire number of shares of each class, voting separately, of our outstanding capital stock (even though the right of any class to vote is otherwise restricted or denied), provided that no amendment or repeal of these by-law provisions will adversely affect the indemnification rights of any indemnitee existing at the time such repeal or amendment becomes effective.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and controlling persons pursuant to these provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16.  EXHIBITS.

NUMBER            EXHIBIT

2.1* Agreement and Plan of Reorganization dated June 17, 1999 by and among BeFirst Internet Corporation, Collectibles America, Inc. and Mick Jardine.

3.1*     Articles of Incorporation of FindWhat.com (f/k/a Collectibles America,
         Inc.)

3.2*     By-laws of FindWhat.com

3.3**    Audit Committee Charter

5.1#     Opinion of Porter, Wright, Morris & Arthur LLP

10.1*** Executive Employment Agreement between FindWhat.com and Craig A Pisaris-Henderson

10.2* Lease Agreement by and between Cambridge Management Associates and BeFirst.com Inc.

10.3***           Executive Employment Agreement between FindWhat.com and
                  Courtney P. Jones

10.4*             BeFirst 1999 Stock Incentive Plan

10.5*             Form of Incentive Stock Option Agreement

10.6*             Form of Non-Qualified Stock Option Agreement

10.7(R)****       Search Result Agreement, dated March 29, 2000, between the
                  Registrant and Mamma.com.

10.8***           Executive Employment Agreement between FindWhat.com and Robert
                  D. Brahms

10.9              [Reserved]

10.10****         Executive Employment Agreement between FindWhat.com and
                  Anthony Garcia

10.11****         Executive Employment Agreement between FindWhat.com and
                  Phillip R. Thune

10.12****         Executive Employment Agreement between FindWhat.com and Peter
                  Neumann

23#               Consent of Grant Thornton LLP

24#               Powers of Attorney

* Incorporated by reference to the exhibit previously filed on September 14, 1999 with prior Form 10 of FindWhat.com (file no. 0-27331).

** Incorporated by reference to the exhibit previously filed on March 30, 2000 with FindWhat.com's Form 10-K for the fiscal year ended December 31, 1999.


*** Incorporated by reference to the exhibit previously filed on April 2, 2001 with FindWhat.com's Form 10-KSB for the fiscal year ended December 31, 2000.

**** Incorporated by reference to the exhibit previously filed on May 15, 2000 to FindWhat.com's Form 10-QSB for the fiscal quarter ended March 31, 2000.
# Previously filed with Registrant's Registration Statement on Form S-3, dated December 31, 2001, Registration file No. 333-76144.

(R) Please note that certain confidential commercial information has been redacted from some of the exhibits incorporated into this Form 10-KSB in order to preserve the confidentiality of such information. All of the confidential information which has been redacted is on file with the Securities and Exchange Commission. Exhibits to this Form 10-KSB which have had confidential information redacted are indicated as follows on the exhibit list above: (R). Within the exhibits to this Form 10-KSB, redacted material is indicated by the following sign where such redacted text would have appeared in the relevant exhibit:
 (**REDACTED**)


ITEM 17.  UNDERTAKINGS.

         The undersigned hereby undertakes:

                           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                                    (i) To include any prospectus required by
                                    Section 10(a)(3) of the Securities Act of
                                    1933;

                                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                           Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in the registration statement;

                           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

                           The undersigned registrant hereby undertakes that:

                           (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective;

                           (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


          In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Pre-effective Amendment No. 2 to Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned in the City of New York, State of New York, on February 14, 2002.


                                        FINDWHAT.COM

                                        By: /s/ Craig A. Pisaris-Henderson
                                        -----------------------------------
                                        Craig A. Pisaris-Henderson, President,
                                        Chief Executive Officer and Secretary

         In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated:


         Signature                                      Title                                       Date
         /s/ Craig A. Pisaris*                          President, Chief Executive           February 14, 2002
-----------------------------------------------         Officer, Secretary and Director
         Craig A. Pisaris-Henderson


         /s/ Courtney P. Jones*                         Chairman and Director                February 14, 2002
-----------------------------------------------
         Courtney P. Jones


         /s/ Robert D. Brahms*                          Vice Chairman and Director           February 14, 2002
-----------------------------------------------
         Robert D. Brahms


         /s/ Phillip R. Thune                           Chief Operating Officer, Chief       February 14, 2002
-----------------------------------------------         Financial Officer and Treasurer
         Phillip R. Thune                               (Principal Financial and
                                                        Accounting Officer)


                                                        Director                             February 14, 2002
-----------------------------------------------
         David M. Medinis


         /s/ Kenneth E. Christensen*                    Director                             February 14, 2002
-----------------------------------------------
         Kenneth E. Christensen


         /s/ Martin G. Berger*                          Director                             February 14, 2002
-----------------------------------------------
         Martin G. Berger


         /s/ Peter V. Miller*                           Director                             February 14, 2002
-----------------------------------------------
         Peter V. Miller

                                                        Director                             February 14, 2002
-----------------------------------------------
         Rupinder S. Sidhu

         /s/ Frederick E. Guest*                        Director                             February 14, 2002
-----------------------------------------------
         Frederick E. Guest, II


*By:     /s/ Phillip R. Thune
    -------------------------------------------
          Phillip R. Thune, Attorney-in-Fact

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